Exhibit 23

To Whom It May Concerns;

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of March 28, 2010, on the audited financial statements of China Executive Education Corp.  as of December 31, 2009, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
______________________
Stan J.H. Lee, CPA
March 28, 2010
Fort Lee, NJ 07024